Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John Call	Bobbi Chaville
	Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	(925) 965-4289
	(925) 965-4315	Email: bobbi.chaville@ros.com

ROSS STORES REPORTS RECORD FIRST QUARTER 2009 RESULTS,
PROVIDES SECOND QUARTER AND UPDATED FISCAL 2009 GUIDANCE

     Pleasanton, California, May 21, 2009 -- Ross Stores, Inc. (ROST) today reported that earnings per share for the 13 weeks ended May 2, 2009 rose 20% to $.72, from $.60 for the 13 weeks ended May 3, 2008. First quarter 2008 results included a real estate settlement that increased earnings per share by about $.02 during the period. Net earnings for the first quarter of 2009 rose to a record $91.4 million, compared to $79.5 million in the first quarter of 2008. Sales for the 13 weeks ended May 2, 2009 grew 9% to $1.692 billion, with comparable store sales up 3% on top of a 3% gain in the prior year.

     Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “We are very pleased with our strong sales and earnings results in the first quarter, which were well ahead of plan. This performance is especially noteworthy considering that it was achieved in one of the most challenging economic and retail environments on record. Our business benefited mainly from our ability to offer customers fresh and exciting name brand bargains, as we continue to take advantage of the substantial amount of close-out opportunities in the marketplace. The best performing merchandise categories during the period were Dresses and Shoes, while the strongest region was the Mid-Atlantic.”

     Mr. Balmuth continued, “Operating margin for the quarter grew about 75 basis points to 8.9%, primarily driven by a 90 basis point improvement in gross margin. Partially offsetting this gain was a 15 basis point increase in selling, general and administrative costs versus the prior year. Last year benefited by about 30 basis points from income related to the previously mentioned real estate settlement.”

     Mr. Balmuth also noted, “Our balance sheet and cash flows remain healthy. We continued to return capital to stockholders during the quarter through our stock repurchase and dividend programs. During the first three months of fiscal 2009, we repurchased 2.2 million shares of common stock for an aggregate purchase price of $77 million. We remain on track to complete the remaining $223 million stock repurchase authorization by the end of fiscal 2009.”

     Looking ahead, Mr. Balmuth said, “While the external environment remains challenging, our much better-than-expected results year-to-date reflect that consumers are continuing to respond very favorably to the compelling values we offer. As a result, we have increased our sales and earnings outlook for the second quarter and the back half of 2009.”

     “For the second quarter ending August 1, 2009, we are now forecasting same store sales to be flat to down 1%, on top of a strong 6% gain in the prior year. This compares to our previous second quarter guidance for a mid single digit percentage decline in comparable store sales. We also are raising our same store sales guidance for the second half of this year from relatively flat to up 2% to 3%, compared to a 1% decline in the same period last year,” said Mr. Balmuth.

     Based on these updated sales targets, the Company is projecting second quarter earnings per share to be in the range of $.60 to $.63, versus $.54 in the prior year period. For the 52 weeks ending January 30, 2010, earnings per share are now forecast to be in the range of $2.62 to $2.72. This compares to the Company’s initial fiscal 2009 earnings per share guidance of $2.25 to $2.45 and reported EPS of $2.33 in fiscal 2008.

     The Company will provide additional details concerning its first quarter results and management’s outlook for the second quarter and the full year on a conference call to be held on Thursday, May 21, 2009 at 11:00 a.m. Eastern time. Participants may listen to a real time audio webcast of the conference call by visiting the Company’s website located at www.rossstores.com. A recorded version of the call will also be available until the end of July at the website address and via a telephone recording through 8:00 p.m. Eastern time on Thursday, May 28, 2009 at (706) 645-9291, PIN # 86370005.

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     Forward-Looking Statements: This press release and the recorded conference call on our corporate website contain forward-looking statements regarding expected sales and earnings levels in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include, without limitation, competitive pressures in the apparel or home-related merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from uncertainty in financial and credit markets and the severity and duration of the current recession; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the development and implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; and obtaining acceptable new store locations. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K for fiscal 2008 and Form 8-K’s for fiscal 2009. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price retailer with fiscal 2008 revenues of $6.5 billion. As of May 2, 2009 the Company operated 922 Ross Dress for Less® (“Ross”) stores and 52 dd’s DISCOUNTS® locations, compared to 864 Ross and 54 dd’s DISCOUNTS locations at the end of the same period last year. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended
	May 2,	May 3,
($000, except stores and per share data, unaudited)	2009	2008
Sales	$1,691,599	$1,556,328

Costs and expenses
Cost of goods sold	1,268,709	1,181,557
Selling, general and administrative	272,030	247,672
Interest expense (income), net	1,656	(1,621)
Total costs and expenses	1,542,395	1,427,608

Earnings before taxes	149,204	128,720
Provision for taxes on earnings	57,817	49,235
Net earnings	$91,387	$79,485

Earnings per share
Basic	$0.73	$0.61
Diluted	$0.72	$0.60

Weighted average shares outstanding (000)
Basic	124,692	131,319
Diluted	126,564	133,314

Dividends per share
Cash dividends declared per share	$-	$-

Stores open at end of period	974	918

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

	May 2,	May 3,
($000, unaudited)	2009	2008
Assets

Current Assets
Cash and cash equivalents	$459,302	$305,804
Short-term investments	1,033	2,237
Accounts receivable	50,098	48,892
Merchandise inventory	917,661	1,028,576
Prepaid expenses and other	65,557	61,263
Deferred income taxes	13,487	20,149
Total current assets	1,507,138	1,466,921

Property and equipment, net	942,432	870,556
Long-term investments	33,411	40,430
Other long-term assets	59,139	66,486
Total assets	$2,542,120	$2,444,393

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable	$682,251	$661,847
Accrued expenses and other	225,564	225,562
Accrued payroll and benefits	134,571	118,094
Income taxes payable	46,333	42,672
Total current liabilities	1,088,719	1,048,175

Long-term debt	150,000	150,000
Other long-term liabilities	163,687	169,487
Deferred income taxes	103,956	82,506

Commitments and contingencies

Stockholders' Equity	1,035,758	994,225
Total liabilities and stockholders' equity	$2,542,120	$2,444,393

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	May 2,	May 3,
($000, unaudited)	2009	2008
Cash Flows From Operating Activities
Net earnings	$91,387	$79,485
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	37,556	33,048
Stock-based compensation	6,497	5,196
Deferred income taxes	7,405	3,097
Tax benefit from equity issuance	2,821	3,149
Excess tax benefit from stock-based compensation	(2,064)	(2,167)
Change in assets and liabilities:
Merchandise inventory	(36,603)	(3,281)
Other current assets, net	(19,244)	(20,766)
Accounts payable	159,514	37,428
Other current liabilities	(6,455)	19,620
Other long-term, net	(82)	6,026
Net cash provided by operating activities	240,732	160,835

Cash Flows From Investing Activities
Additions to property and equipment	(33,914)	(42,278)
Proceeds from sale of property and equipment	10	108
Net proceeds from investments	4,577	2,838
Net cash used in investing activities	(29,327)	(39,332)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	2,064	2,167
Issuance of common stock related to stock plans	19,689	16,820
Treasury stock purchased	(4,073)	(2,542)
Repurchase of common stock	(77,171)	(77,192)
Dividends paid	(13,967)	(12,532)
Net cash used in financing activities	(73,458)	(73,279)
Net increase in cash and cash equivalents	137,947	48,224
Cash and cash equivalents:
Beginning of period	321,355	257,580
End of period	$459,302	$305,804

Supplemental Cash Flow Disclosures
Income taxes paid	9,866	21,961

Non-Cash Investing Activities
Increase (decrease) in fair value of investment securities	$209	$(1,359)